Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. PROVIDES COVID-19 UPDATE, REPORTS FIRST QUARTER FINANCIAL RESULTS

April 27, 2020

McKINNEY, Texas, April 27, 2020 -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today provided an update on its business and operations in light of the ongoing COVID-19 pandemic along with its financial results for the quarter ended March 31, 2020. Independent Bank Group remains focused on supporting the health and welfare of its employees, customers and communities during this difficult time.

COVID-19 Update - Employees, Customers and Communities

•	The Company is supporting the health and safety of its employees and customers through responsible operations.

◦	All branches currently operate on a “drive-thru only” or “lobby appointment only” model.

◦	The Company has implemented a work-from-home plan where corporate employees work remotely.

◦	Extra precautions are being taken to safeguard health and safety in branch facilities.

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To help facilitate economic recovery, the Company is participating in the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) Paycheck Protection Program (PPP) by originating these Small Business Administration (SBA) loans for its customers. As of April 27, 2020, the Company has received SBA authorization for over 4,600 PPP loans totaling over $730 million in aggregate for existing customers.

•	The Company is working with borrowers on a case by case basis to provide temporary relief as appropriate.

•	The Company has made donations totaling $100,000 to support food banks across its footprint, which will provide 355,000 meals to those most vulnerable during the crisis.

COVID-19 Update - Capital, Liquidity & Credit

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Capital remains strong, with ratios well above the standards to be considered well-capitalized under regulatory requirements, with an estimated total capital ratio of 12.05%, leverage ratio of 9.67%, and (non-GAAP) tangible common equity (TCE) ratio of 8.94% as of March 31, 2020.

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Liquidity remains strong, with cash and securities representing approximately 13.1% of assets as of March 31, 2020. The Company maintains the ability to access considerable sources of contingent liquidity at the Federal Home Loan Bank and the Federal Reserve.

•	Asset quality remains solid, reflecting a long history of resilient credit quality and disciplined underwriting that the Company has built over three decades.

First Quarter 2020 Summary

•	For the quarter ended March 31, 2020, the Company reported:

◦	Net income of $44.2 million, or $1.03 per diluted share and adjusted (non-GAAP) net income of $43.4 million, or $1.01 per diluted share;

◦	Return on average assets of 1.19% and adjusted (non-GAAP) return on average assets of 1.17%;

◦	Return on average equity of 7.50%, (non-GAAP) return on tangible equity of 13.92% and adjusted (non-GAAP) return on tangible equity of 13.66%; and,

◦	Organic loan growth of 3.4% for the quarter, annualized

Independent Bank Group Chairman, CEO and President David R. Brooks said, “As community bankers, we have a responsibility to stand tall and support our customers and communities during this unprecedented public health crisis. Our bank finished the quarter on a solid foundation of exceptional credit quality metrics, robust capital ratios, a strong liquidity position, and healthy earnings. We believe that we are well-positioned to weather the turbulence ahead and remain a source of strength for those we serve.”

First Quarter 2020 Balance Sheet Highlights

Loans

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Total loans held for investment, net of mortgage warehouse purchase loans, were $11.0 billion at March 31, 2020 compared to $10.9 billion at December 31, 2019 and $10.7 billion at March 31, 2019. Loan growth totaled $92.3 million, or 3.4% annualized, from the linked quarter. Loans held for investment increased $328.7 million from March 31, 2019, or 3.1%, of which $412.8 million was organic growth, or 3.9% for the year over year period, offset by $84.0 million of loans sold during second and third quarter 2019.

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Average mortgage warehouse purchase loans were $547.3 million for the quarter ended March 31, 2020 compared to $575.0 million for the quarter ended December 31, 2019, representing a decrease of $27.7 million, or 4.8% for the quarter, and compared to $128.0 million for the quarter ended March 31, 2019, an increase of $419.4 million, or 327.7% year over year. The volumes continued to be higher than anticipated due to the low mortgage rate environment. The change from the prior year is reflective of the Company's focused attention to grow the warehouse line of business during 2019.

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Commercial real estate (CRE) loans were $5.9 billion at March 31, 2020 and December 31, 2019, and $5.8 billion at March 31, 2019, or 49.5%, 50.4% and 53.3% of total loans, respectively. At March 31, 2020, the average loan size in the CRE portfolio is $1.0 million and the average loan-to-value for loans in the CRE portfolio is 49.8%.

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Construction and Development (C&D) loans were $1.6 billion at March 31, 2020. The average loan size in the C&D portfolio was $645.9 thousand and the average loan-to-value for loans in the C&D portfolio was 58.4% at March 31, 2020. As of April 27, 2020, construction activity remains active as an essential industry across Texas and Colorado, and 98.5% of the Company’s C&D loans are located in either Texas or Colorado. Of the Company’s C&D loans, 40.5% are for owner-occupied properties.

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The Company has approximately $432.3 million of loans secured by hotel and motel properties at March 31, 2020, with 91.3% of these loans located in either Texas or Colorado. The average loan size of loans secured by hotel and motel properties is $5.0 million, of which 78.9% are secured by limited/select service franchise properties, 17.0% are secured by full-service franchise properties, and 4.1% are secured by boutique/independent properties.

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Energy loans were $181.5 million, or 1.6% of total loans held for investment, excluding mortgage warehouse purchase loans, at March 31, 2020. Energy loans are secured 86.7% by exploration and production of oil and gas, and 13.3% by energy services companies.

Asset Quality

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Total nonperforming assets were stable at $31.6 million, or 0.20% of total assets at March 31, 2020, compared to $31.5 million or 0.21% of total assets at December 31, 2019, and increased from $16.9 million, or 0.12% of total assets at March 31, 2019.

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Total nonperforming loans slightly increased to $28.5 million, or 0.26% of total loans at March 31, 2020, from $26.6 million, or 0.24% of total loans at December 31, 2019, and increased from $10.7 million, or 0.10% of total loans at March 31, 2019.

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The increase in nonperforming loans and nonperforming assets from the linked quarter is primarily due to a $1.7 million commercial loan placed on nonaccrual status, a $1.5 million commercial real estate loan modified as troubled debt, and $1.1 million of loans ninety days past due and still accruing, offset by a $1.1 million energy credit paydown and partial charge-off and a $1.9 million single family construction loan transferred to other real estate owned. The net change in nonperforming assets from the linked quarter was also offset from sales of $2.3 million in other real estate owned, which included the single family construction loan mentioned above.

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The increase in nonperforming loans and nonperforming assets from the prior year is primarily due to the additions noted above as well as a $14.5 million commercial energy loan placed on nonaccrual status during the first quarter 2020. The net increase in nonperforming assets from the prior year was also offset from net dispositions of $3.0 million in other real estate owned properties.

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Charge-offs were 0.05% annualized in the first quarter 2020 compared to 0.02% annualized in the linked quarter and 0.06% annualized in the prior year quarter. Charge-offs were elevated in first quarter 2020 due to charge-offs totaling $1.3 million related to a commercial real estate credit and an energy credit. Charge-offs were elevated in first quarter 2019 due to charge-offs totaling $1.2 million on credits which had been fully reserved in prior periods.

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Due to recent developments in the macroeconomic environment and the impact on the Company's stock price, the Company is in the process of assessing a potential impairment of goodwill. The initial results indicate that an impairment charge is not required; however, the valuation work required to determine impairment is in progress, and when such valuation work is completed an impairment charge may be recorded in the Company's consolidated financial statements for the quarter ended March 31, 2020.

Deposits, Borrowings and Liquidity

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Total deposits were $11.9 billion at March 31, 2020 and December 31, 2019 compared to $11.2 billion at March 31, 2019. Deposits remained stable during the first quarter despite significant decreases in rates paid on term deposits and index fund accounts. Deposits increased from prior year due to organic growth of $671.1 million, or 6.0%, for the year over year period, offset by $27.7 million of deposits transferred with a July 2019 branch sale.

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Total borrowings (other than junior subordinated debentures) were $1.2 billion at March 31, 2020, an increase of $625.6 million from December 31, 2019 and an increase of $614.4 million from March 31, 2019. The change in the linked quarter and prior year reflects the use of short-term FHLB advances as needed for liquidity, warehouse and other loan fundings. In addition, the increase in the linked quarter is a result of strategically purchasing lower rate advances to compensate for higher priced advances rolling off early second quarter 2020. The change from the prior year also reflects the reduction of $21.0 million in borrowings against the Company's unsecured revolving line of credit with an unrelated commercial bank.

Capital

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Independent Bank Group is well capitalized under regulatory guidelines. At March 31, 2020, our estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 9.95%, 9.67%, 10.38% and 12.05%, respectively, compared to 9.76%, 9.32%, 10.19%, and 11.83%, respectively, at December 31, 2019.

First Quarter 2020 Operating Results

Net Interest Income

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Net interest income was $123.2 million for first quarter 2020 compared to $121.7 million for first quarter 2019 and $128.1 million for fourth quarter 2019. The increase in net interest income from the previous year was primarily due to increased average earning assets resulting primarily from organic growth. The decrease from the linked quarter is primarily due to decreased loan accretion, one less day in the quarter, and $149.2 million decrease in interest earning assets. The quarters ended March 31, 2020 and March 31, 2019 include $9.1 million of acquired loan accretion versus $10.8 million in fourth quarter 2019.

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The average balance of total interest-earning assets grew by $972.8 million and totaled $13.2 billion for the quarter ended March 31, 2020 compared to $12.2 billion for the quarter ended March 31, 2019 and decreased $149.2 million from $13.3 billion for the quarter ended December 31, 2019. The increase from the prior year was primarily due to organic growth. The decrease from the linked quarter is primarily related to a decrease in average interest bearing deposits with correspondent banks.

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The yield on interest-earning assets was 4.78% for first quarter 2020 compared to 5.17% for first quarter 2019 and 4.90% for fourth quarter 2019. The decrease from the prior year was due primarily to lower rates on interest-earning assets due to decreases in the Fed Funds rate during the last half of 2019. The decrease from the linked quarter is primarily due to lower loan and interest-bearing deposit yields, which decreased 15 and 30 basis points, respectively. Average loan yield, net of all accretion, decreased 10 basis points from the linked quarter.

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The cost of interest-bearing liabilities, including borrowings, was 1.42% for first quarter 2020 compared to 1.59% for first quarter 2019 and 1.54% for fourth quarter 2019. The decrease from the prior year and linked quarter is primarily due to lower rates offered on our deposit products, primarily promotional certificate of deposit products and money market accounts, tied to Fed Funds rates, as well as rate decreases on short-term FHLB advances and our other debt.

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The net interest margin was 3.76% for first quarter 2020 compared to 4.05% for first quarter 2019 and 3.81% for fourth quarter 2019. The adjusted (non-GAAP) net interest margin, which excludes unexpected accretion on loans acquired with deteriorated credit quality, was 3.73% for first quarter 2020 compared to 4.01% for first quarter 2019 and 3.79% for fourth quarter 2019. The net interest margin excluding all loan accretion was 3.48% for first quarter 2020 compared to 3.74% in first quarter 2019 and 3.49% in fourth quarter 2019. The decrease in net interest margin from the prior year was primarily due to the three decreases in the Fed funds rate during the last half of 2019. The five basis point decrease in the net interest margin from the linked quarter is a result of lower loan accretion for first quarter 2020 as evidenced by the minimal change in the net interest margin excluding loan accretion. In response to the unprecedented Fed funds rate decrease to combat the effects of COVID-19 on the economy during first quarter 2020, management strategically lowered rates on certain deposit accounts which maintained the relative stability of first quarter 2020 net interest margin excluding all loan accretion. The company continues to operate its balance sheet in a neutral interest rate risk position.

Noninterest Income

•	Total noninterest income decreased $1.9 million compared to first quarter 2019 and decreased $3.7 million compared to fourth quarter 2019.

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The decrease from the prior year primarily reflects decreases of $568 thousand in mortgage banking revenue and $748 thousand in other noninterest income. The decrease in other noninterest income is primarily due to decreases in acquired loan recoveries of $1.2 million and swap dealer income of $528 thousand, offset by an increase of $582 thousand in mortgage warehouse fees in addition to increases in other miscellaneous income.

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The decrease from the linked quarter primarily reflects decreases of $1.3 million in mortgage banking revenue and $820 thousand in other noninterest income. In addition, in fourth quarter 2019, we recognized a gain of $1.3 million on the sale of the trust business, which occurred in October 2019. The decrease in other noninterest income is primarily due to decreases in swap dealer income of $1.1 million and acquired loan recoveries of $342 thousand, offset by increases in other miscellaneous income. Mortgage warehouse fees were stable from the fourth quarter 2019.

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Mortgage banking revenue of $2.5 million in first quarter 2020, compared to $3.1 million in first quarter of 2019 and $3.8 million in fourth quarter 2019 was negatively impacted by the current economic market volatility which resulted in fair value losses on our derivative hedging instruments of $1.6 million compared to first quarter 2019 loss of $369 thousand and fourth quarter 2019 loss of $675 thousand.

Noninterest Expense

•	Total noninterest expense decreased $12.2 million compared to first quarter 2019 and decreased $6.0 million compared to fourth quarter 2019.

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The decrease in noninterest expense compared to first quarter 2019 is due primarily to decreases of $3.7 million in salaries and benefits and $14.4 million in acquisition expenses offset by increases of $1.0 million in occupancy expenses, $3.0 million in professional fees and $1.1 million in other noninterest expense. The higher salaries and benefits expense in first quarter 2019 resulted from additional headcount as well as severance and retention expense incurred totaling $3.2 million related to employees not retained from the Guaranty acquisition that closed January 1, 2019 and our second quarter 2019 branch restructuring.

Acquisition expenses were also higher in first quarter 2019 due primarily to $8.7 million in change in control payments as well as increased professional fees, contract termination fees and conversion-related expenses related to Guaranty. Occupancy expenses were higher in first quarter 2020 due to higher depreciation and property tax expense related to our new corporate headquarters, which was placed in service in second quarter 2019. Professional fees increased due to higher legal expenses related to ongoing acquired litigation, and increased consulting expenses related to a compliance project and new system implementations. The increase in other noninterest expense was due to higher loan-related expenses as well as an impairment charge of $126 thousand on a CRA SBIC fund recognized in first quarter 2020.

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The decrease from the linked quarter is primarily related to decreases of $3.5 million in salaries and benefits and $4.7 million in acquisition expenses offset by an increase of $1.0 million in professional fees. The decrease in salaries and benefits expense is primarily a result of a $3.0 million expense in fourth quarter 2019 related to the separation arrangement with a former executive officer. Acquisition expense was higher in fourth quarter 2019 primarily due to investment banker and due diligence-related costs totaling $5.0 million related to the announced merger of equals with Texas Capital Bancshares, Inc. The increase in professional fees is primarily due to increased expenses as discussed above.

Provision for Loan Loss

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As provided to financial institutions under the CARES Act, the Company elected to defer the adoption of the current expected credit loss (CECL) accounting standard and has continued its consistent application of the incurred loss method for estimating the allowance for loan losses and first quarter 2020 provision. Once adopted with an effective retrospective implementation date of January 1, 2020, the Company expects to increase its allowance by approximately $80.0 million which includes $22.0 million transfered for purchase credit deteriorated loans. As of March 31, 2020, the total fair market value discount on acquired loans totaled $84.1 million. Management believes that the allowance along with the discount adequately supports inherent credit losses within the loan portfolio.

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Provision for loan loss was $8.4 million for first quarter 2020, an increase of $5.2 million compared to $3.2 million for first quarter 2019 and an increase of $6.8 million compared to $1.6 million for fourth quarter 2019. The increase from prior year and the linked quarter was primarily due to general provision expense for economic factors related to the COVID-19 crisis as well as $1.3 million in charge-offs of a commercial real estate credit and an energy credit and a $2.8 million specific reserve placed on an energy credit during first quarter.

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The allowance for loan losses was $58.4 million, or 0.53% of total loans held for investment, net of mortgage warehouse purchase loans, at March 31, 2020, compared to $46.5 million, or 0.43% at March 31, 2019, and compared to $51.5 million, or 0.47% at December 31, 2019. The dollar and percentage increase from the prior year and the linked quarter is primarily due to the specific reserve mentioned above as well as added reserves for economic concerns and organic loan growth.

Income Taxes

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Federal income tax expense of $10.8 million was recorded for the quarter ended March 31, 2020, an effective rate of 19.7% compared to tax expense of $11.1 million and an effective rate of 23.1% for the quarter ended March 31, 2019 and tax expense of $14.1 million and an effective rate of 21.9% for the quarter ended December 31, 2019. The decrease in the effective tax rate compared to the linked quarter is a result of an $856 thousand tax benefit recorded due to the net operating loss carryback provision allowed through the enactment of the CARES Act. The higher effective tax rate in first quarter 2019 was due to $1.4 million in deductibility limitations related to the change in control payments made as part of the Guaranty transaction and $203 thousand in nondeductible acquisition expenses.

Subsequent Events
The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended March 31, 2020 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2020 and will adjust amounts preliminarily reported, if necessary.

Pending Merger with Texas Capital Bancshares, Inc.
As previously disclosed, the Company entered into a merger agreement with Texas Capital Bancshares, Inc. (“TCBI”) on December 9, 2019, providing for a merger of equals of the Company and TCBI. In response to a request received from TCBI and in accordance with the merger agreement, the Company and its Board of Directors reaffirm their recommendation that the Company’s shareholders approve the merger agreement at a special meeting of the Company’s shareholders to be held to consider and vote on the approval of the merger agreement and certain related matters.

About Independent Bank Group
Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.

Conference Call
A conference call covering Independent Bank Group’s first quarter earnings announcement will be held on Tuesday, April 28, 2020 at 8:30 a.m. (EDT) and can be accessed by the webcast link, https://webcasts.eqs.com/indepbankgroup2020042808_en/en or by calling 1-877-407-0989 and by identifying the meeting number 13700955 or by identifying "Independent Bank Group First Quarter 2020 Earnings Conference Call." The conference materials will also be available by accessing the Investor Relations page of our website, www.ibtx.com. A recording of the conference call and the conference materials will be available from April 29, 2020 through May 13, 2020 on our website.

Forward-Looking Statements
The numbers as of and for the quarter ended March 31, 2020 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of the Company or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on the Company's current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company's future financial results and performance and could cause such results or performance to differ materially from those expressed in forward looking statements. These factors include, but are not limited to, the following: (1) the disruption to local, regional, national and global economic activity caused by infectious disease outbreaks, including the recent outbreak of coronavirus, or COVID-19, and the significant impact that such outbreak has had and may have on our growth, operations, earnings and asset quality; (2) the Company’s ability to sustain its current internal growth rate and total growth rate; (3) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; (4) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; (5) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; (6) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; (7) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs generally, and specifically resulting from the economic dislocation caused by the COVID-19 pandemic; (8) concentration of the loan portfolio of Independent Bank, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; (9) the ability of Independent Bank to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and presenting acceptable investment risks; (10) inaccuracy of the assumptions and estimates that the managements of Independent Bank and the financial institutions that it acquires make in establishing reserves for probable credit losses and other estimates generally, and specifically as a result of the effect of the COVID-19 pandemic; (11) lack of liquidity, including as a result of a reduction in the amount and sources of liquidity that the Company currently has; (12) material increases or decreases in the amount of deposits held by Independent Bank or other financial institutions that the Company acquires and the cost of those deposits; (13) the Company’s access to the debt and equity markets and the overall cost of funding its operations; (14) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; (15) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Bank and the financial institutions that the Company acquires and the net interest income of each of Independent Bank and the financial institutions that the Company acquires; (16) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; (17) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; (18) changes in economic and market conditions, including the economic dislocation resulting from the COVID-19 pandemic, that affect the amount of value of the assets of Independent Bank and of financial institutions that we acquire; (19) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one of more of the Company, Independent Bank and financial institutions that the Company acquires or to which any of such entities is subject; (20) the occurrence of market conditions adversely affecting the financial industry generally, including the economic dislocation resulting from the COVID-19 pandemic; (21) the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as changes in regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Bank as a financial institution with total assets greater than $10 billion; (22) changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, or PCAOB, as the case may be; (23) governmental monetary and fiscal policies, including changes resulting from the implementation of the new Current Expected Credit Loss accounting standard; (24) changes in the scope and cost of FDIC insurance and other coverage; (25) the effects of war or other conflicts, acts of terrorism (including cyber attacks) or other catastrophic events, including storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; (26) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, it is unable to realize those cost savings as soon as expected, or it incurs additional or unexpected costs; (27) the Company’s revenues after previous or future acquisitions are less than expected; (28) the liquidity of, and changes in the amounts and sources of liquidity available to, the Company, before and after the acquisition of any financial institutions that the Company acquires; (29) deposit attrition, operating costs, customer loss and business disruption before and after the Company’s completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; (30) the effects of the combination of the operations of financial institutions that the Company acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Bank, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time-consuming or costly than expected or not yielding the cost savings that the Company expects; (31) the impact of investments that the Company or Independent Bank may have made or may make and the changes in the value of those investments; (32) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than the Company determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of credit loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; (33) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in its markets and to enter new markets; (34) general business and economic conditions in our markets change or are less favorable than expected generally, and specifically as a result of the COVID-19 pandemic; (35) changes occur in business conditions and inflation generally, and specifically as a result of the COVID-19 pandemic; (36) an increase in the rate of personal or commercial customers’ bankruptcies generally, and specifically as a result of the COVID-19 pandemic; (37) technology-related changes are harder to make or are more expensive than expected; (38) attacks on the security of, and breaches of, the Company or Independent Bank’s digital information systems, the costs the Company or Independent Bank incur to provide security against such attacks and any costs and liability the Company or Independent Bank incurs in connection with any breach of those systems; (39) the potential impact of technology and “FinTech” entities on the banking industry generally; (40) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between the Company and TCBI; (41) the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger; (42) delays in completing the transaction; (43) the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all; (44) the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where the Company and TCBI do business; (45) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; (46) the ability to complete the transaction and integration of the Company and TCBI successfully; (47) the dilution caused by the Company’s issuance of additional shares of its capital stock in connection with the transaction; (48) our success at managing the risks involved in the foregoing items; and (49) the other factors that are described in the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2020 as amended by the Company’s Annual Report on Form 10-K/A filed with the SEC on March 6, 2020, under the heading “Risk Factors,” and other reports and statements filed by the Company with the SEC as well as those described in TCBI's Annual Report on Form 10-K filed with the SEC on February 12, 2020, as amended by TCBI's Annual Report on Form 10-K/A filed with the SEC on March 2, 2020, and other reports and statements filed by TCBI with the SEC. Any forward-looking statement made by the Company in this document speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Additional Information about the Merger and Where to Find It
In connection with the proposed merger between the Company and TCBI, the Company filed a registration statement on Form S-4 with the SEC on January 21, 2020, as amended on March 6, 2020, to register the shares of the Company’s capital stock to be issued in connection with the merger. The registration statement includes a joint proxy statement/prospectus. The registration statement has not yet become effective. After the Form S-4 is effective, a definitive joint proxy statement/prospectus will be sent to the shareholders of the Company and TCBI seeking their approval of the proposed transaction.
INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THESE DOCUMENTS DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, TCBI AND THE PROPOSED TRANSACTION.
Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from the Company at its website, www.ibtx.com, or from TCBI at its website, www.texascapitalbank.com. Documents filed with the SEC by the Company will be available free of charge by accessing the Investor Relations page of the Company’s website at www.ibtx.com or, alternatively, by directing a request by telephone or mail to Independent Bank Group, Inc., 7777 Henneman Way, McKinney, Texas 75070, (972) 562-9004, and documents filed with the SEC by TCBI will be available free of charge by accessing TCBI’s website at www.texascapitalbank.com under the tab “About Us,” and then under the heading “Investor Relations” or, alternatively, by directing a request by telephone or mail to Texas Capital Bancshares, Inc., 2000 McKinney Avenue, Suite 700, Dallas, Texas 75201, (214) 932-6600.

Participants in the Solicitation
The Company, TCBI and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company and TCBI in connection with the proposed transaction under the rules of the SEC. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about the Company, and its directors and executive officers, may be found in the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2020, as amended by the Company’s Annual Report on Form 10-K/A filed with the SEC on March 6, 2020, and other documents filed by the Company with the SEC. Additional information about TCBI, and its directors and executive officers, may be found in TCBI’s Annual Report on Form 10-K filed with the SEC on February 12, 2020, as amended by TCBI’s Annual Report on Form 10-K/A filed with the SEC on March 2, 2020, and other documents filed by TCBI with the SEC. These documents can be obtained free of charge from the sources described above.

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income,” “adjusted earnings,” “tangible book value,” “tangible book value per common share,” “adjusted efficiency ratio,” “tangible common equity to tangible assets,” “adjusted net interest margin,” “return on tangible equity,” “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.
We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios.

We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non- GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

CONTACTS:

Analysts/Investors:

Paul Langdale Senior Vice President, Director of Corporate Development (972) 562-9004 plangdale@ibtx.com	Michelle Hickox Executive Vice President, Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

James Tippit Executive Vice President, Head of Corporate Responsibility (972) 562-9004 jtippit@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Selected Income Statement Data
Interest income	$156,405	$164,386	$165,307	$167,663	$155,576
Interest expense	33,164	36,317	39,914	38,020	33,924
Net interest income	123,241	128,069	125,393	129,643	121,652
Provision for loan losses	8,381	1,609	5,233	4,739	3,224
Net interest income after provision for loan losses	114,860	126,460	120,160	124,904	118,428
Noninterest income	14,511	18,229	27,324	16,199	16,424
Noninterest expense	74,368	80,343	76,948	77,978	86,595
Income tax expense	10,836	14,110	14,903	13,389	11,126
Net income	44,167	50,236	55,633	49,736	37,131
Adjusted net income (1)	43,354	56,799	57,827	52,928	52,028

Per Share Data (Common Stock)
Earnings:
Basic	$1.03	$1.17	$1.30	$1.15	$0.85
Diluted	1.03	1.17	1.30	1.15	0.85
Adjusted earnings:
Basic (1)	1.01	1.32	1.35	1.22	1.19
Diluted (1)	1.01	1.32	1.35	1.22	1.19
Dividends	0.25	0.25	0.25	0.25	0.25
Book value	55.44	54.48	53.52	52.37	51.17
Tangible book value (1)	30.08	28.99	27.89	26.66	25.84
Common shares outstanding	43,041,776	42,950,228	42,952,642	42,953,818	43,665,793
Weighted average basic shares outstanding (2)	43,011,496	42,951,701	42,950,749	43,331,988	43,759,348
Weighted average diluted shares outstanding (2)	43,020,055	42,951,701	42,950,749	43,331,988	43,759,348

Selected Period End Balance Sheet Data
Total assets	$15,573,868	$14,958,207	$14,959,127	$14,708,922	$14,145,383
Cash and cash equivalents	948,907	565,170	570,101	579,447	431,799
Securities available for sale	1,089,136	1,085,936	1,083,816	1,104,520	1,074,310
Loans, held for sale	39,427	35,645	32,929	106,489	22,598
Loans, held for investment, excluding mortgage warehouse purchase loans	11,020,920	10,928,653	10,936,136	10,784,041	10,692,183
Mortgage warehouse purchase loans	796,609	687,317	660,650	453,492	251,258
Allowance for loan losses	58,403	51,461	50,447	51,075	46,505
Goodwill and other intangible assets	1,091,586	1,094,762	1,100,876	1,104,187	1,105,705
Other real estate owned	2,994	4,819	6,392	10,972	6,018
Noninterest-bearing deposits	3,156,270	3,240,185	3,218,055	3,153,001	3,089,794
Interest-bearing deposits	8,726,496	8,701,151	8,509,830	8,377,586	8,149,632
Borrowings (other than junior subordinated debentures)	1,152,860	527,251	767,642	792,534	538,425
Junior subordinated debentures	53,874	53,824	53,775	53,725	53,676
Total stockholders' equity	2,386,285	2,339,773	2,298,932	2,249,342	2,234,202

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Selected Performance Metrics
Return on average assets	1.19%	1.32%	1.50%	1.39%	1.08%
Return on average equity	7.50	8.57	9.68	8.90	6.78
Return on tangible equity (3)	13.92	16.20	18.74	17.52	13.55
Adjusted return on average assets (1)	1.17	1.49	1.56	1.47	1.51
Adjusted return on average equity (1)	7.36	9.69	10.06	9.47	9.51
Adjusted return on tangible equity (1) (3)	13.66	18.32	19.48	18.65	18.98
Net interest margin	3.76	3.81	3.84	4.11	4.05
Adjusted net interest margin (4)	3.73	3.79	3.82	4.03	4.01
Efficiency ratio (5)	51.68	52.75	48.27	51.25	60.37
Adjusted efficiency ratio (1)	51.17	46.44	42.98	47.39	47.05

Credit Quality Ratios (6) (7)
Nonperforming assets to total assets	0.20%	0.21%	0.12%	0.19%	0.12%
Nonperforming loans to total loans held for investment	0.26	0.24	0.11	0.16	0.10
Nonperforming assets to total loans held for investment and other real estate	0.29	0.29	0.17	0.26	0.16
Allowance for loan losses to nonperforming loans	204.97	193.35	424.17	302.15	433.82
Allowance for loan losses to total loans held for investment	0.53	0.47	0.46	0.47	0.43
Net charge-offs to average loans outstanding (annualized)	0.05	0.02	0.21	0.01	0.06

Capital Ratios
Estimated common equity Tier 1 capital to risk-weighted assets	9.95%	9.76%	9.42%	9.22%	9.60%
Estimated tier 1 capital to average assets	9.67	9.32	9.21	9.06	9.33
Estimated tier 1 capital to risk-weighted assets	10.38	10.19	9.85	9.66	10.07
Estimated total capital to risk-weighted assets	12.05	11.83	11.49	11.51	11.96
Total stockholders' equity to total assets	15.32	15.64	15.37	15.29	15.79
Tangible common equity to tangible assets (1)	8.94	8.98	8.65	8.42	8.65
(1) Non-GAAP financial measure. See reconciliation.
(2) Total number of shares includes participating shares (those with dividend rights).
(3) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(4) Non-GAAP financial measure. Excludes unexpected income recognized on credit impaired acquired loans of $982, $791, $618, $2,695 and $1,016, respectively.
(5) Efficiency ratio excludes amortization of other intangible assets. See reconciliation of non-GAAP financial measures.
(6) Credit metrics - Nonperforming assets, which consist of nonperforming loans, OREO and other repossessed assets, totaled $31,602, $31,549, $18,407, $27,999 and $16,852, respectively. Nonperforming loans, which consists of nonaccrual loans, loans delinquent 90 days and still accruing interest, and troubled debt restructurings, and excludes loans acquired with deteriorated credit quality, totaled $28,493, $26,616, $11,893, $16,904 and $10,720, respectively.
(7) Loans held for investment excludes mortgage warehouse purchase loans.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three Months Ended March 31, 2020 and 2019
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Interest income:
Interest and fees on loans	$147,105	$145,531
Interest on taxable securities	5,164	5,450
Interest on nontaxable securities	2,065	2,225
Interest on interest-bearing deposits and other	2,071	2,370
Total interest income	156,405	155,576
Interest expense:
Interest on deposits	28,071	27,842
Interest on FHLB advances	1,626	2,610
Interest on other borrowings and repurchase agreements	2,795	2,715
Interest on junior subordinated debentures	672	757
Total interest expense	33,164	33,924
Net interest income	123,241	121,652
Provision for loan losses	8,381	3,224
Net interest income after provision for loan losses	114,860	118,428
Noninterest income:
Service charges on deposit accounts	5,542	5,910
Investment management and trust	1,986	2,219
Mortgage banking revenue	2,525	3,093
Loss on sale of loans	(42)	—
Gain on sale of other real estate	25	—
Gain on sale of securities available for sale	356	245
(Loss) gain on sale and disposal of premises and equipment	(63)	9
Increase in cash surrender value of BOLI	1,341	1,359
Other	2,841	3,589
Total noninterest income	14,511	16,424
Noninterest expense:
Salaries and employee benefits	38,660	42,380
Occupancy	10,037	8,991
Communications and technology	5,552	5,064
FDIC assessment	1,752	1,248
Advertising and public relations	611	663
Other real estate owned expenses, net	374	71
Impairment of other real estate	—	436
Amortization of other intangible assets	3,176	3,235
Professional fees	4,214	1,170
Acquisition expense, including legal	549	14,987
Other	9,443	8,350
Total noninterest expense	74,368	86,595
Income before taxes	55,003	48,257
Income tax expense	10,836	11,126
Net income	$44,167	$37,131

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2020 and December 31, 2019
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
Assets	2020	2019
Cash and due from banks	$203,572	$186,299
Interest-bearing deposits in other banks	745,335	378,871
Cash and cash equivalents	948,907	565,170
Certificates of deposit held in other banks	5,719	5,719
Securities available for sale, at fair value	1,089,136	1,085,936
Loans held for sale	39,427	35,645
Loans, net	11,758,272	11,562,814
Premises and equipment, net	245,539	242,874
Other real estate owned	2,994	4,819
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	55,325	30,052
Bank-owned life insurance (BOLI)	216,422	215,081
Deferred tax asset	1,616	6,943
Goodwill	994,021	994,021
Other intangible assets, net	97,565	100,741
Other assets	118,925	108,392
Total assets	$15,573,868	$14,958,207

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$3,156,270	$3,240,185
Interest-bearing	8,726,496	8,701,151
Total deposits	11,882,766	11,941,336
FHLB advances	975,000	325,000
Other borrowings	177,860	202,251
Junior subordinated debentures	53,874	53,824
Other liabilities	98,083	96,023
Total liabilities	13,187,583	12,618,434
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	430	430
Additional paid-in capital	1,928,241	1,926,359
Retained earnings	426,942	393,674
Accumulated other comprehensive income (loss)	30,672	19,310
Total stockholders’ equity	2,386,285	2,339,773
Total liabilities and stockholders’ equity	$15,573,868	$14,958,207

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended March 31, 2020 and 2019
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Three Months Ended March 31,
	2020			2019
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$11,537,343	$147,105	5.13%	$10,708,761	$145,531	5.51%
Taxable securities	764,836	5,164	2.72	772,782	5,450	2.86
Nontaxable securities	329,642	2,065	2.52	334,976	2,225	2.69
Interest-bearing deposits and other	537,575	2,071	1.55	380,062	2,370	2.53
Total interest-earning assets	13,169,396	156,405	4.78	12,196,581	155,576	5.17
Noninterest-earning assets	1,796,232			1,778,611
Total assets	$14,965,628			$13,975,192
Interest-bearing liabilities:
Checking accounts	$4,331,589	$10,973	1.02%	$3,909,144	$10,097	1.05%
Savings accounts	550,418	265	0.19	504,880	325	0.26
Money market accounts	2,050,024	7,813	1.53	1,899,263	9,611	2.05
Certificates of deposit	1,817,209	9,020	2.00	1,657,869	7,809	1.91
Total deposits	8,749,240	28,071	1.29	7,971,156	27,842	1.42
FHLB advances	410,165	1,626	1.59	446,029	2,610	2.37
Other borrowings and repurchase agreements	194,844	2,795	5.77	185,684	2,715	5.93
Junior subordinated debentures	53,856	672	5.02	53,659	757	5.72
Total interest-bearing liabilities	9,408,105	33,164	1.42	8,656,528	33,924	1.59
Noninterest-bearing checking accounts	3,097,184			3,024,361
Noninterest-bearing liabilities	91,114			74,770
Stockholders’ equity	2,369,225			2,219,533
Total liabilities and equity	$14,965,628			$13,975,192
Net interest income		$123,241			$121,652
Interest rate spread			3.36%			3.58%
Net interest margin (2)			3.76			4.05
Net interest income and margin (tax equivalent basis) (3)		$124,154	3.79		$122,565	4.08
Average interest-earning assets to interest-bearing liabilities			139.98			140.89
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of March 31, 2020 and December 31, 2019
(Dollars in thousands)
(Unaudited)

Totals loans by category
	March 31, 2020		December 31, 2019
	Amount	% of Total	Amount	% of Total
Commercial (1)	$2,611,183	22.0%	$2,482,356	21.3%
Real estate:
Commercial real estate	5,873,267	49.5	5,872,653	50.4
Commercial construction, land and land development	1,265,182	10.7	1,236,623	10.6
Residential real estate (2)	1,575,262	13.3	1,550,872	13.3
Single-family interim construction	381,125	3.2	378,120	3.2
Agricultural	97,491	0.9	97,767	0.9
Consumer	52,341	0.4	32,603	0.3
Other	1,105	—	621	—
Total loans	11,856,956	100.0%	11,651,615	100.0%
Deferred loan fees	(854)		(1,695)
Allowance for loan losses	(58,403)		(51,461)
Total loans, net	$11,797,699		$11,598,459
(1) Includes mortgage warehouse purchase loans of $796,609 and $687,317 at March 31, 2020 and December 31, 2019, respectively.
(2) Includes loans held for sale of $39,427 and $35,645 at March 31, 2020 and December 31, 2019, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$123,241	$128,069	$125,393	$129,643	$121,652
Unexpected income recognized on credit impaired acquired loans		(982)	(791)	(618)	(2,695)	(1,016)
Adjusted Net Interest Income	(b)	122,259	127,278	124,775	126,948	120,636
Provision Expense - Reported	(c)	8,381	1,609	5,233	4,739	3,224
Noninterest Income - Reported	(d)	14,511	18,229	27,324	16,199	16,424
Loss (gain) on sale of loans		42	—	(6,779)	—	—
Gain on sale of branch		—	—	(1,549)	—	—
Gain on sale of trust business		—	(1,319)	—	—	—
Gain on sale of other real estate		(25)	(24)	(539)	(312)	—
Gain on sale of securities available for sale		(356)	(10)	—	(20)	(245)
Loss (gain) on sale and disposal of premises and equipment		63	—	315	279	(9)
Recoveries on loans charged off prior to acquisition		(84)	(425)	(107)	(258)	(1,311)
Adjusted Noninterest Income	(e)	14,151	16,451	18,665	15,888	14,859
Noninterest Expense - Reported	(f)	74,368	80,343	76,948	77,978	86,595
Separation expense			(3,421)	—	—	—
OREO impairment		—	(377)	—	(988)	(436)
Impairment of assets		(126)	—	(1,173)	—	—
COVID-19 expense - equipment and community support		(262)	—	—	—	—
Acquisition expense (4)		(1,008)	(6,619)	(10,885)	(6,069)	(19,171)
Adjusted Noninterest Expense	(g)	72,972	69,926	64,890	70,921	66,988
Adjusted Net Income (1)	(b) - (c) + (e) - (g)	$43,354	$56,799	$57,827	$52,928	$52,028

ADJUSTED PROFITABILITY
Adjusted Return on Average Assets (2)		1.17%	1.49%	1.56%	1.47%	1.51%
Adjusted Return on Average Equity (2)		7.36%	9.69%	10.06%	9.47%	9.51%
Adjusted Return on Tangible Equity (2)		13.66%	18.32%	19.48%	18.65%	18.98%
Total Average Assets		$14,965,628	$15,091,382	$14,742,618	$14,397,852	$13,975,192
Total Average Stockholders' Equity		$2,369,225	$2,326,176	$2,279,878	$2,241,512	$2,219,533
Total Average Tangible Stockholders' Equity (3)		$1,276,545	$1,230,344	$1,177,851	$1,138,340	$1,111,668

EFFICIENCY RATIO
Amortization of other intangible assets	(h)	$3,176	$3,175	$3,235	$3,235	$3,235
Reported Efficiency Ratio	(f - h) / (a + d)	51.68%	52.75%	48.27%	51.25%	60.37%
Adjusted Efficiency Ratio	(g - h) / (b + e)	51.17%	46.44%	42.98%	47.39%	47.05%
(1) Assumes an adjusted effective tax rate of 21.3%, 21.3%, 21.1%, 21.2%, and 20.3% for the quarters ended March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019, respectively.
(2) Calculated using adjusted net income.
(3) Excludes average balance of goodwill and net other intangible assets.
(4) Acquisition expenses include $459, $1,349, $1,420, $2,346 and $4,184 of compensation related expenses in addition to $549, $5,270, $9,465, $3,723 and $14,987 of merger-related expenses for the quarters ended March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of March 31, 2020 and December 31, 2019
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Asset Ratio
	March 31,	December 31,
	2020	2019
Tangible Common Equity
Total common stockholders' equity	$2,386,285	$2,339,773
Adjustments:
Goodwill	(994,021)	(994,021)
Other intangible assets, net	(97,565)	(100,741)
Tangible common equity	$1,294,699	$1,245,011

Tangible Assets
Total assets	$15,573,868	$14,958,207
Adjustments:
Goodwill	(994,021)	(994,021)
Other intangible assets, net	(97,565)	(100,741)
Tangible assets	$14,482,282	$13,863,445
Common shares outstanding	43,041,776	42,950,228
Tangible common equity to tangible assets	8.94%	8.98%
Book value per common share	$55.44	$54.48
Tangible book value per common share	30.08	28.99